Registration No. 333-139648

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMERICAN OIL & GAS INC.
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation or Organization)
88-0451554
(I.R.S. Employer Identification No.)
1050 17th Street, Suite 2400
Denver, Colorado 80265
(303) 991-0173
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
Andrew P. Calerich
American Oil & Gas Inc.
1050 17th Street, Suite 2400
Denver, Colorado 80265
(303) 991-0173
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)
Copies to:
Robert M. Bearman, Esq.
Jon S. Ploetz, Esq.
Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
(303) 830-1776

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION DATED APRIL 24, 2007
AMERICAN OIL & GAS INC.
2,077,000 Shares of Common Stock
     This prospectus relates to the sale by certain of our stockholders, referred to as the “Selling Stockholders”, of up to 2,077,000 shares of our common stock, par value $0.001 per share, 2,050,000 of which they currently own, and 27,000 of which are payable under a consulting agreement with one Selling Stockholder. We will not receive any proceeds from the sale of any shares by the Selling Stockholders.
     Our common stock is quoted on the American Stock Exchange under the symbol “AEZ.” On April 17, 2007, the closing sale price of the common stock was $4.64 per share.

     These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 2 of this prospectus before making a decision to purchase our stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
     Unless the context otherwise requires, references in this prospectus to the “Company”, “we”, “us” or “ours” refer to American Oil & Gas Inc., a Nevada corporation.

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PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.
Overview of Company
     We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States. We currently hold the following prospects:

•	We control approximately 128,000 gross (90,000 net) acres in the Douglas Project area, located in the southern Powder River Basin, Wyoming which includes approximately 56,000 gross (43,000 net) acres in the Fetter Prospect.

•	We control approximately 116,000 gross (41,000 net) acres in the Krejci AMI Project, located in Niobrara County, Wyoming.

•	We own approximately 87,000 gross (32,000 net) acres in the Goliath Project, located in the Williston Basin, North Dakota.

Company Offices
     Our principal executive offices are located at 1050 17th Street, Suite 2400, Denver, Colorado 80265, and our telephone number is (303) 991-0173.
Key Terms of this Offering
     By means of this prospectus, a number of our stockholders are offering to sell up to an aggregate of 2,077,000 shares of common stock that they own or may acquire. In this prospectus, we refer to these persons as the “Selling Stockholders”. We will not receive any of the proceeds from the sales of shares by these Selling Stockholders. We will pay for the cost of registering the Stockholders’ Shares being offered under this prospectus (the “Offering”).

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including those risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, each of which set forth additional important risks and uncertainties that could materially adversely affect our business, financial condition or operating results. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, or operating results.
Risks related to our industry, business and strategy
We have a limited operating history in the oil and gas business, and we cannot predict our future operations with any certainty.
     Our oil and gas operations commenced in 2003. Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas; (2) the market price for oil and gas; (3) our ability to continue to generate potential exploration prospects; and (4) our ability to fully implement our exploration and development program. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period. These variations may be caused by significant periods of time between discovery and development of oil or gas reserves in commercial quantities.
We may be unable to replace reserves, production and revenues associated with our Big Sky project, which we sold on March 31, 2006.
     88% of our oil and gas proved reserves for 2005 were attributable to our Big Sky Project. If we are unable to replace this production, revenue and reserves by acquiring properties containing proved reserves or conducting successful exploration and development activities, or both, our ability to grow will be limited. In addition, the sale of a significant portion of our reserve value may increase the likelihood of recording an impairment against our evaluated oil and gas properties in the future.
Oil and natural gas prices are volatile and a decline in oil and natural gas prices can significantly affect our financial results and impede our growth.
     Our revenues, profitability and liquidity are substantially dependent upon prevailing prices for oil and natural gas, which can be extremely volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a wide variety of additional factors that are beyond our control, such as the domestic and foreign supply of oil and natural gas; the price of foreign imports; the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls; technological advances affecting energy consumption; domestic and foreign governmental regulations; and the variations between product prices at sales points and applicable index prices.
We have incurred losses from operations in the past and may do so in the future.
     We incurred net losses of $499,651 and $819,002 for the fiscal years ended December 31, 2004 and 2003, respectively. Our development of and participation in additional prospects will require additional capital expenditures in the future. The uncertainty and factors described throughout this section may impede our ability to economically find, develop, exploit, and acquire natural gas and oil reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.
We could be adversely impacted by changes in the oil and gas market.
     The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.
We may be unable to find additional reserves.
     Our revenues depend on whether we acquire or find additional reserves. Unless we acquire properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Our planned exploration and development projects may not result in significant additional reserves. We may be unable to drill productive wells at low reserve replacement costs.
Oil and gas operations are inherently risky.
     The nature of the oil and gas business involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial position and results of operations.
We are subject to extensive government regulations.
     Our business is affected by numerous federal, state and local laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. These include, but are not limited to:
•	the prevention of waste,

•	the discharge of materials into the environment,

•	the conservation of oil and natural gas,

•	pollution,

•	permits for drilling operations,

•	drilling bonds,

•	reports concerning operations, the spacing of wells, and the unitization and pooling of properties.
     Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.
New government regulation and environmental risks could increase our costs.
     Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Because current regulations covering our operations are subject to change at any time, we may incur significant costs for compliance in the future.
Our prices may be impacted adversely by new taxes.
     The federal, state and local governments in which we operate impose taxes on the oil and gas products we sell. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals. In addition, many states have raised state taxes on energy sources and additional increases may occur. We cannot predict whether any of these measures would have an adverse impact on oil and natural gas prices.
Our development and exploration operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our natural gas and oil reserves.
     The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures primarily with sales of our securities, sale of our interest in the Big Sky Project, and cash generated by operations. We intend to finance our capital expenditures with cash flow from operations and additional sales of our securities. Our cash flow from operations and access to capital are subject to a number of variables, including our proved reserves, the prices at which oil and natural gas are sold, and our ability to acquire, locate and produce new reserves. Even if additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all.
Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.
     We may experience shortages of drilling and completion rigs, field equipment and qualified personnel which may cause delays in our ability to continue to drill, complete, test, and connect wells to processing facilities. These costs have sharply increased in various areas. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increased number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which may materially adversely affect our business, financial condition and results of operations.
Shortages of transportation services and processing facilities may result in our receiving a discount in the price we receive for oil and natural gas sales or may adversely affect our ability to sell our oil and natural gas.
     We may experience limited access to transportation lines, trucks or rail cars in order to transport our oil and natural gas to processing facilities. We may also experience limited access to processing facilities. If either or both of these situations arise, we may not be able to sell our oil and natural gas at prevailing market prices or we may be completely unable to sell our oil and natural gas, which would may materially adversely affect our business, financial condition and results of operations.
Risks Related to our Common Stock
Our common stock is illiquid, so investors may not be able to sell any significant number of shares of our stock at prevailing market prices.
     The average daily trading volume of our common stock was approximately 140,000 shares per day over the 90 day period ended March 29, 2007. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.
Sales of a substantial number of shares in the Offering may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.
     This registration statement covers the resale of 2,077,000 shares of common stock that were previously restricted. As a result, the number of shares of our common stock eligible to be immediately sold in the market will increase approximately from 34,957,790 to 37,034,790 upon the effectiveness of this registration statement. If the Selling Stockholders sell significant amounts of our stock, our stock price could drop. Even a perception by the market that the Selling Stockholders will sell in large amounts after the registration statement is effective could place significant downward pressure on our stock price.
Our stock price and trading volume may be volatile, which could result in losses for our stockholders.
     The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:
•	Actual or anticipated quarterly variations in our operating results;

•	Changes in expectations as to our future financial performance or changes in financial estimates, if any;

•	Announcements relating to our business or the business of our competitors;

•	Conditions generally affecting the oil and natural gas industry;

•	The success of our operating strategy; and

•	The operating and stock performance of other comparable companies.
     Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the price you acquired those shares. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly.

We may issue preferred stock with rights that are preferential to, and could cause a decrease in the value of, our common stock.
     We may issue up to 25 million shares of preferred stock without action by our stockholders. Rights or preferences could include, among other things:
•	The establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders;

•	Greater or preferential liquidation rights which could negatively affect the rights of common stockholders, and

•	The right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.
     Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus.
USE OF PROCEEDS
     The Selling Stockholders will be selling all of the shares under this prospectus in the Offering. The proceeds from the sale of the shares will be received directly by the Selling Stockholders. We will receive no proceeds from the sale of these shares offered by Selling Stockholders under this prospectus.
DIVIDEND POLICY
     We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including:
•	our financial condition and performance;

•	our cash needs and expansion plans;

•	income tax consequences; and

•	the restrictions that applicable laws, our current preferred stock instruments, and our future credit arrangements may then impose.

SELLING STOCKHOLDERS
     The shares covered by this prospectus are being offered by the named Selling Stockholders below. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 2,077,000 shares of our common shares.
     The majority of the Selling Stockholders acquired 2,050,000 shares offered in this prospectus from SunStone Oil and Gas, LLC (“SunStone”). SunStone acquired these shares from the Company in exchange for a 25% working interest in the Fetter project, increasing the Company’s ownership in the Fetter project from 67.5% to 92.5%. In connection with the sale of securities from SunStone to those Selling Stockholders, we agreed to prepare and file, at our expense, and as soon as practicable, a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock included in this Offering. We agreed to use our commercially reasonable efforts to cause this registration statement to become effective under the Securities Act as promptly as practicable, but in any event by a date that is 120 days after the date of the sale from SunStone to those Selling Stockholders.
     One Selling Stockholder entered into a consulting agreement with the Company dated December 30, 2005. Pursuant to this agreement, the Selling Stockholder will provide consulting services to the Company from January 1, 2006 until June 30, 2007. In exchange the Selling Stockholder receives, in addition to fees payable by the Company, 27,000 shares of the Company’s common stock, with 1,500 of those shares earned as of the last day of each month during the period the Selling Stockholder is providing the consulting services.
     The following table sets forth the following, with respect to the Selling Stockholders:

•	The number of shares of common stock beneficially owned as of March 30, 2007 and prior to the offering contemplated hereby,

•	The number of shares of common stock eligible for resale and to be offered by each Selling Stockholder pursuant to this prospectus,

•	The number of shares owned by each Selling Stockholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

•	The percentage of our outstanding shares of common stock beneficially owned by each Selling Stockholder after the offering contemplated hereby, and

•	In notes to the table, any material relationship that a Selling Stockholder had during the past three years with the Company or any of its predecessors or affiliates.

				Percentage of
	Number of			Outstanding
	Shares of			Shares of
	Common Stock	Number of	Number of	Common
	Owned Before	Shares To Be	Shares Owned	Stock Owned
Selling Stockholders (A)	Offering (B)	Offered	After Offering (B)	After Offering
Edison Sources Ltd. (1)	253,487	232,700	20,787	*

Faegens Consulting, Inc.	27,000	27,000	0	0

Raytheon Master Pension Trust Energy Hedge Account (2)	792,605	718,200	74,405	*

Raytheon Combined DB/DC Master Trust Energy Hedge Account (3)	122,840	111,200	11,640	*

SSR Energy and Natural Resources Hedge Fund LLC (4)	1,096,124	987,900	108,224	*

TOTALS	2,292,056	2,077,000	215,056	*

(A)	It is our understanding that any Selling Stockholder that is an affiliate of a broker-dealer purchased in the ordinary course of business, and that at the time of the purchase, had no agreements or understanding to distribute the securities.

(B)	The number of shares of common stock to be sold assumes that the Selling Stockholder elects to sell all of the shares of common stock held by the Selling Stockholder that are covered by this prospectus.

*	Less than 1%.

(1)	State Street Research & Management Company, an investment advisor of Edison Sources Ltd., has voting power and investment power over these securities. State Street Research & Management Company is affiliated with an NASD member.

(2)	Mellon Trust of New England serves as trustee of the Raytheon Master Pension Trust Energy Hedge Account and has the power to vote the securities held by such trust upon the direction of the trust’s investment advisor, State Street Research & Management Company. State Street Research & Management Company is affiliated with a NASD member.

(3)	Mellon Trust of New England serves as trustee of the Raytheon Combined DB/DC Master Trust and has the power to vote the securities held by such trust upon the direction of the trust’s investment advisor, State Street Research & Management Company. State Street Research & Management Company is affiliated with a NASD member.

(4)	State Street Research & Management Company, an investment advisor of SSR Energy and Natural Resources Hedge Fund, LLC., has voting power and investment power over these securities. State Street Research & Management Company is affiliated with a NASD member.

PLAN OF DISTRIBUTION
     The Selling Stockholders are offering up to 2,077,000 shares of the Company’s common stock. It is possible that the increase in shares on the market will have a negative effect on the resale price of our shares and may make it difficult for purchasers in the Offering to resell the shares at a profit or at all. The

Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded, in block trades engaging a broker-dealer or in private transactions. These sales may be at fixed or negotiated prices.
     The Selling Stockholders also may sell shares under Rule 144 under the Securities Act, if available, or any other legal means, rather than under this prospectus. The Selling Stockholders may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares offered hereby in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares hereunder.
     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from either the Selling Stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. It is our understanding that these commissions and discounts would not be expected to exceed what is customary in the types of transactions involved.
     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required to pay all fees and expenses incident to the registration of the shares being registered herein, whether or not this registration statement is declared effective. Such fees and expenses include (i) all registration and filing fees and expenses (including, without limitation, fees and expenses with respect to compliance with federal securities laws and state securities or Blue Sky laws, (ii) all printing expenses (including, without limitation, expenses of printing certificates, (iii) all duplication and mailing expenses relating to copies of this registration statement and prospectus, (iv) all fees and disbursements of counsel for the Company, (v) all fees and disbursements of the registrar and transfer agent for the common stock, and (vi) Securities Act liability insurance obtained by the Company. In addition, the Company shall pay the internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the fees and expenses incurred in connection with the listing by the Company of the securities on any securities exchange or quotation system on which similar securities of the Company are then listed and the fees and expenses of any person, including, without limitation, special experts, retained by the Company. The Company shall not be responsible to pay any brokerage fees and commissions incurred by the Selling Stockholders.
     We have agreed to indemnify the Selling Stockholders against losses, claims, damages and liabilities under the Securities Act, the Exchange Act, or otherwise arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the registration statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact necessary to make the statements therein not misleading.

LEGAL MATTERS
     The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP. Partners of Patton Boggs LLP own an aggregate of 34,500 shares of the Company’s common stock.
EXPERTS
     The financial statements of American Oil & Gas Inc. appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, filed with the SEC on April 11, 2007 have been audited by Hein & Associates, LLP, independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. The foregoing financial statements are incorporated in this prospectus by reference in reliance upon the report of the independent auditors and upon the authority of that firm as experts in auditing and accounting.
SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION
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     Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of American Oil & Gas Inc. to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Company or its stockholders;(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. In addition, these materials filed electronically by the Company with the SEC are available at the SEC’s World

Wide Web site at http://www.sec.gov. The SEC’s World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
     The SEC allows us to “incorporate by reference” the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.
     We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, as filed with the SEC on April 11, 2007;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006, except for information furnished under Form 8-K, which is not deemed filed and not incorporated herein by reference;

•	Any documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on May 12, 2005.
     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated in this prospectus by reference but not delivered with this prospectus. Requests for copies should be directed to Secretary — American Oil & Gas Inc., 1050 17th Street, Suite 2400, Denver, Colorado 80265, telephone (303) 991-0173.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling stockholders will not pay any of the following expenses.

Type of Expense	Amount
Registration Fees	$1,580
Transfer Agent Fees	$2,000
Costs of Printing and Engraving	$2,000
Legal Fees	$10,000
Accounting Fees	$5,000

Total	$20,580
Item 15. Indemnification of Directors and Officers.
     Our articles of incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
Item 16. Exhibits.

Exhibit No.	Description
2(1)	Agreement and Plan of Merger with Tower Colombia Corporation dated effective April 21, 2005. (8)

Exhibit No.	Description
3(i)	Articles of Incorporation of the Company. (1)

3(ii)	Amendment to Articles of Incorporation of the Company. (2)

3(iii)	Certificate of Designation of Series A Preferred Stock. (3)

3(iv)	Bylaws of the Company (as revised on December 12, 2002). (4)

3(v)	Certificate of Designation of Series AA 8% Preferred Stock. (9)

4(i)	2004 Stock Option Plan. (5)

4(ii)	Form of Warrant Certificate issued as part of the private placement completed on July 22, 2005. (10)

4(iii)	Form of Placement Agent Warrant Certificate issued in connection with the private placement completed on July 22, 2005. (10)

5	Opinion of Patton Boggs LLP concerning the legality of the securities being registered.*

10(i)	January 17, 2003 Purchase and Sale Agreement by and among American Oil & Gas Inc., Tower Colombia Corporation, and North Finn, LLC. (2)

10(ii)	January 17, 2003 Participation Agreement by and between the Company, Tower, North Finn, and the principals of Tower and North Finn. (6)

10(iii)	Model Form Operating Agreement dated February 18, 2003. (4)

10(iv)	Employment Agreement between the Company and Andrew P. Calerich dated effective April 21, 2005. (8)

10(v)	Employment Agreement between the Company and Patrick O’Brien dated effective April 21, 2005. (8)

10(vi)	Employment Agreement between the Company and Bobby Solomon dated effective April 21, 2005. (8)

10(vii)	Employment Agreement between the Company and Kendell Tholstrom dated effective April 21, 2005. (8)

10 (viii)	Participation Agreement between the Company and North Finn LLC dated January 5, 2006. (11)

10 (ix)	Employment Agreement between the Company and Joseph B. Feiten. (12)

10(x)	Stock Option Agreement between the Company and Joseph B. Feiten. (12)

Exhibit No.	Description
10(xi)	Purchase and Sale Agreement, dated September 1, 2006, between SunStone Oil & Gas, LLC and the Company. (13)

10(xii)	Registration Rights Agreement, dated September 1, 2006, by and among the Company and the investors listed therein. (13)

10(xiii)	Purchase and Sale Agreement dated March 31, 2006 by and between the Company and Enerplus Resources (USA) Corporation (14)

10(xiv)	Consulting Agreement dated December 30, 2005, by and among the Company and Feagans Consulting, Inc.*

14(i)	Code of Ethics. (7)

23(i)	Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5).

23(ii)	Consent of Hein & Associates LLP.

23(iii)	Consent of Ryder Scott Company L.P.

*	Previously filed

(1)	Incorporated by reference from the Company’s Form 10-SB, file number 000-31547, filed on September 18, 2000.

(2)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on February 3, 2003.

(3)	Incorporated by reference from the Company’s Amendment No. 2 to Form SB-2 filed on January 31, 2005.

(4)	Incorporated by reference from the Company’s Form 10-KSB/A, filed on November 18, 2003.

(5)	Incorporated by reference from the Company’s Definitive Proxy Statement, filed on June 16, 2004.

(6)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 31, 2003.

(7)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004.

(8)	Incorporated by reference from the Company’s Post-Effective Amendment No. 1 to Form SB-2, filed on April 27, 2005.

(9)	Incorporated by reference from the Company’s Amendment No. 1 to Form S-3, filed on March 6, 2006.

(10)	Incorporated by reference from the Company’s Registration Statement of Form S-3, filed on October 4, 2005.

(11)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ending December 31, 2005.

(12)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on August 31, 2006.

(13)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on September 6, 2006.

(14)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006.
Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the registration statement;
provided however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a format of Prospectus Filed Pursuant to Rule 424(b) that is part of the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 24th day of April, 2007

AMERICAN OIL & GAS INC.
By:	/s/ Andrew P. Calerich
Andrew P. Calerich, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick D. O’Brien Patrick D. O’Brien	Chief Executive Officer & Chairman (Principal Executive Officer)	April 24, 2007

/s/ Andrew P. Calerich	President and Director	April 24, 2007
Andrew P. Calerich

/s/ Joseph B. Feiten	Chief Financial Officer	April 24, 2007
Joseph B. Feiten

/s/ Alan Gelfand	Director	April 24, 2007
Alan Gelfand

/s/ Kendell Tholstrom	Secretary and Director	April 24, 2007
Kendell Tholstrom

/s/ M.S. (“Moni”) Minhas	Director	April 24, 2007
M.S. (“Moni”) Minhas

/s/ Nick DeMare	Director	April 24, 2007
Nick DeMare

/s/ Jon R. Whitney	Director	April 24, 2007
Jon R. Whitney

EXHIBIT INDEX
(Attached To And Made A Part Of This
Amendment No. 1 to the
Registration Statement On Form S-3
For American Oil & Gas Inc. Dated April 24, 2007)
The following is a complete list of Exhibits filed as part of this Registration Statement:

Exhibit No.	Description
2(1)	Agreement and Plan of Merger with Tower Colombia Corporation dated effective April 21, 2005. (8)

3(i)	Articles of Incorporation of the Company. (1)

3(ii)	Amendment to Articles of Incorporation of the Company. (2)

3(iii)	Certificate of Designation of Series A Preferred Stock. (3)

3(iv)	Bylaws of the Company (as revised on December 12, 2002). (4)

3(v)	Certificate of Designation of Series AA 8% Preferred Stock. (9)

4(i)	2004 Stock Option Plan. (5)

4(ii)	Form of Warrant Certificate issued as part of the private placement completed on July 22, 2005. (10)

4(iii)	Form of Placement Agent Warrant Certificate issued in connection with the private placement completed on July 22, 2005. (10)

5	Opinion of Patton Boggs LLP concerning the legality of the securities being registered.*

10(i)	January 17, 2003 Purchase and Sale Agreement by and among American Oil & Gas Inc., Tower Colombia Corporation, and North Finn, LLC. (2)

10(ii)	January 17, 2003 Participation Agreement by and between the Company, Tower, North Finn, and the principals of Tower and North Finn. (6)

10(iii)	Model Form Operating Agreement dated February 18, 2003. (4)

10(iv)	Employment Agreement between the Company and Andrew P. Calerich dated effective April 21, 2005. (8)

10(v)	Employment Agreement between the Company and Patrick O’Brien dated effective April 21, 2005. (8)

Exhibit No.	Description
10(vi)	Employment Agreement between the Company and Bobby Solomon dated effective April 21, 2005. (8)

10(vii)	Employment Agreement between the Company and Kendell Tholstrom dated effective April 21, 2005. (8)

10(viii)	Participation Agreement between the Company and North Finn LLC dated January 5, 2006. (11)

10(ix)	Employment Agreement between the Company and Joseph B. Feiten. (12)

10(x)	Stock Option Agreement between the Company and Joseph B. Feiten. (12)

10(xi)	Purchase and Sale Agreement, dated September 1, 2006, between SunStone Oil and Gas, LLC and the Company. (13)

10(xii)	Registration Rights Agreement, dated September 1, 2006, by and among the Company and the investors listed therein. (13)

10(xiii)	Purchase and Sale Agreement dated March 31, 2006 by and between the Company and Enerplus Resources (USA) Corporation (14)

10(xiv)	Consulting Agreement dated December 30, 2005, by and among the Company and Feagans Consulting, Inc.*

14(i)	Code of Ethics. (7)

23(i)	Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5).

23(ii)	Consent of Hein & Associates LLP.

23(iii)	Consent of Ryder Scott Company L.P.

*	Previously filed

(1)	Incorporated by reference from the Company’s Form 10-SB, file number 000-31547, filed on September 18, 2000.

(2)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on February 3, 2003.

(3)	Incorporated by reference from the Company’s Amendment No. 2 to Form SB-2 filed on January 31, 2005.

(4)	Incorporated by reference from the Company’s Form 10-KSB/A, filed on November 18, 2003.

(5)	Incorporated by reference from the Company’s Definitive Proxy Statement, filed on June 16, 2004.

(6)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 31, 2003.

(7)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004.

(8)	Incorporated by reference from the Company’s Post-Effective Amendment No. 1 to Form SB-2, filed on April 27, 2005.

(9)	Incorporated by reference from the Company’s Amendment No. 1 to Form S-3, filed on March 6, 2006.

(10)	Incorporated by reference from the Company’s Registration Statement of Form S-3, filed on October 4, 2005.

(11)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the fiscal year ending December 31, 2005.

(12)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on August 31, 2006.

(13)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on September 6, 2006.

(14)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006.